UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a)
of the Securities Exchange Act of 1934
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☐ Preliminary Proxy Statement	☐ Confidential, for Use of the Commission Only (as permitted by Rule 14a–6(e)(2))
☐ Definitive Proxy Statement ☑ Definitive Additional Materials ☐ Soliciting Material Pursuant to §240.14a—12
EMAGEON INC.
(Name of Registrant as Specified In Its Charter)
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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November 5, 2008
Dear Emageon Customer,
As I mentioned in my letter to you on October 13, 2008, we recently signed a definitive agreement for the proposed acquisition of Emageon Inc. by Health Systems Solutions, Inc. (HSS). The purpose of this letter is to provide you with additional information regarding the transaction.
On October 31, 2008, we filed our preliminary proxy statement with the Securities and Exchange Commission (SEC), which includes, among other things, a description of the history of and circumstances resulting in the execution of the definitive agreement. Once cleared by the SEC, the proxy statement will be used to solicit stockholder approval of the transaction at a special meeting of Emageon stockholders to be held in Birmingham, Alabama.
Among the other items discussed in the preliminary proxy statement are certain Emageon executive staff changes that would take place upon completion of the transaction. Specifically, upon the closing of the transaction, I will leave the employ of Emageon. Although I will no longer be an employee of Emageon, I am committed to facilitating a smooth transition and integration.
Additionally, we announced that Keith Stahlhut will take over operation of HSS’ Emageon division as President. As most of you know, Keith has been with Emageon since 2000 and has the trust and support of our employees and customers. Keith will report directly to Stan Vashovsky, CEO of HSS.
We still anticipate that most of our current management and operating team will stay intact through the completion of the transaction, and will continue to serve you and your business with the same care and attention you receive today. You should experience no change to the way in which you do business with Emageon on a day-to-day basis as a result of the transaction.
Since making this company a reality over eight years ago, I never lost my excitement over what Emageon meant to the practice of health care. I continue to feel this sense of excitement as the new owners and new investors pick up the baton and continue the mission of creating new products and services to assist our customers in reaching their goals to enhance patient care, increase service to physicians and reduce the total cost of ownership.
Best Regards,

Charles A. Jett, Jr.
Chief Executive Officer

Additional Information About The Transaction and Where to Find It
In connection with the proposed merger, Emageon has filed a proxy statement with the SEC. Stockholders of Emageon are encouraged to read the proxy statement (and any other relevant documents that Emageon files with the SEC), because it contains important information about Emageon and the proposed transaction. Stockholders may obtain a free copy of the proxy statement and other documents filed by Emageon at the Securities and Exchange Commission’s Web site at http://www.sec.gov. Copies of the proxy statement and such other documents can also be obtained, without charge, by directing a request to:
     Emageon Inc.
     1200 Corporate Drive, Suite 200
     Birmingham, Alabama 35242
     Attn.: Matt Geller
     Telephone Number: (205) 980-9222
Stockholders are urged to read the proxy statement and all other relevant materials before making any voting or investment decision with respect to the proposed transaction.
Emageon and its directors and executive officers and other members of management and employees may be deemed to be participants in the solicitation of proxies in connection with the proposed merger. Information concerning the interests of these participants in the solicitation is set forth in Emageon’s annual report on Form 10-K for its fiscal year ended December 31, 2007 filed with the SEC on March 17, 2008 and amended on April 29, 2008, in its proxy statement for its 2008 annual meeting of shareholders filed on June 23, 2008, and in the proxy statement relating to the merger.